Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ispire Technology Inc. on Post-Effective Amendment No.1 to Form S-8 [FILE NO. 333-273458] of our report dated September 26, 2024, with respect to our audit of the consolidated financial statements of Ispire Technology Inc. as of June 30, 2024 and for the year ended June 30, 2024 appearing in the Annual Report on Form 10-K of Ispire Technology Inc. for the year ended June 30, 2024.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the adjustments described in Note 2 to the consolidated financial statements that were applied to restate the financial statements as of and for the year ended June 30, 2023 to correct misstatements. We were not engaged to audit, review, or apply any procedures to the financial statements of the Company as of or for the year ended June 30, 2023 other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the June 30, 2023 financial statements taken as a whole.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 15, 2024